Exhibit 99.1

Sonder Holdings Inc. Announces President and CFO Sanjay Banker Will Join Board of Directors
Search process underway for new CFO
Banker to transition to new role at the end of the year

SAN FRANCISCO, October 17, 2022 - Sonder Holdings Inc. (“Sonder”; NASDAQ: SOND), a leading next-generation hospitality company that is redefining the guest experience through technology and design, announced today that Sanjay Banker will transition from his role as President and Chief Financial Officer to join Sonder’s Board of Directors, effective January 1, 2023, and become a Senior Advisor to the company for a one-year period.

As a Senior Advisor, Banker will advise Management on the company’s strategic direction and progress on its Cash Flow Positive Plan.

In his time as President and CFO at Sonder, Banker led the company through multiple funding rounds, raising over $800 million of capital. He provided critical leadership during the coronavirus pandemic, helping stabilize the business while skillfully navigating the worst downturn in the history of the hospitality industry. Additionally, he led a successful public listing earlier this year and established the foundations to operate as a public company.

“We’re delighted to welcome Sanjay to the Board of Directors. He’s been a strong leader and we look forward to working with him as a member of our Board as we execute our plan,” said Francis Davidson, Co-Founder and CEO and Chair of the Board. “Sanjay's deep experience, capabilities and considerable knowledge of our strategy and operations will make him a great asset to the Board.”

“It’s been an immense privilege to serve as President and CFO over the last four years. I have deep confidence in Sonder and I look forward to continuing to work with Management to execute the company’s strategic plan as a member of the Board of Directors,” said Banker.

A formal search process has been launched for the position of Chief Financial Officer. Banker will continue to remain in the role through to the end of the year to ensure an orderly transition and support the recruitment of a new CFO.

About Sonder Holdings Inc.
Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014 and headquartered in San Francisco, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.
To learn more, visit www.sonder.com or follow Sonder on Facebook, Twitter or Instagram.
Download the Sonder app on Apple or Google Play.

Contacts
Media:
press@sonder.com

Investor:
ir@sonder.com